EIGER TECHNOLOGY, INC.
                            330 Bay Street Suite 602
                                Toronto, Ontario
                                     M5H 2S8
                               Tel: (416) 216-8659
                               Fax: (416) 216-1164

December 19, 2001

Newlook Capital Corp.
Suite 1304 - 925 West Georgia Street
Vancouver, BC
V6C 3L2

Attention: Mr. Hari Varshney

Dear Mr. Varshney:

Re: Sale of all issued and outstanding shares of Vision Unlimited Equipment Inc. (and through it, its subsidiary, ADH Custom Metal Fabricators Inc.) ("Vision") to Newlook Capital Corp. ("Newlook")

This agreement (the "Agreement") sets forth the terms and conditions of our agreement whereby Newlook Capital Corp. ("Newlook") will purchase a 100% beneficial right, title and interest in and to all of the issued and outstanding shares (the "Shares") of Vision Unlimited Equipment Inc. (and through it, its subsidiary, ADH Custom Metal Fabricators Inc.) ("Vision") from the sole shareholder of Vision (the "Shareholder"), Eiger Technology, Inc.

In consideration of the sum of $10.00 paid to each of the Shareholder and to Vision, by Newlook, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, the parties hereto agree as follows:

1.    REPRESENTATIONS AND WARRANTIES

1.1   Newlook represents and warrants to the Shareholder and to Vision that:

      (a) Newlook is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia and has 2,000,000 common shares issued and outstanding of which 1,000,000 common shares are subject to escrow under the terms of their issue;

      (b) entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Newlook is a party;

      (c) this Agreement has been or will be authorized by all necessary corporate action on the part of Newlook;

      (d) Newlook is in good standing with the British Columbia Securities Commission, the Canadian Venture Exchange (the "CDNX") and all other regulatory and statutory bodies having jurisdiction over its business and affairs;

      (e) the number of persons holding a Board Lot (as that term is defined in the CDNX policies) of shares of Newlook, even assuming the consolidation in Section 5 had taken place, shall not be less than 200 on execution of this Agreement ;

      (f) there shall be no issuance of additional securities of any kind by Newlook after execution of this Agreement and prior to Closing unless otherwise agreed by the parties hereto;

      (g) payment of all outstanding fees owed to the CDNX has been made prior to the execution of this Agreement; and

      (h) Newlook will not make any request, either of the sponsor retained in connection with this Agreement or of the CDNX, to resume trading of its common shares prior to Closing.

1.2   Vision and the Shareholder represent and warrant to Newlook that:

      (a) entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Vision and / or the Shareholder are party;

      (b) Vision and the Shareholder have due and sufficient right and authority to enter into this Agreement in accordance with this Agreement, and this Agreement has been or will be authorized by all necessary action on the part of Vision;

      (c) the Shareholder beneficially owns, free and clear of all liens and encumbrances of any kind, all of the Shares and the Shares represent all of the issued and outstanding shares, of all types or classes, of Vision;

      (d) Vision will manage its business in a reasonable and responsible manner until Closing;

      (e) Both Vision Unlimited Equipment Inc. and ADH Custom Metal Fabricators Inc. are in good standing under the laws of the Province of Ontario wherein they are incorporated; and

      (f) The Shareholder is in good standing British Columbia Securities Commission, the Ontario Securities Commission, the Toronto Stock Exchange and all other regulatory and statutory bodies having jurisdiction over its business affairs.

2.    PURCHASE AND SALE

2.1 The Shareholder hereby agrees to sell to Newlook, and Newlook hereby agrees to purchase from the Shareholder, an undivided 100% beneficial right, title and interest in and to the Shares in consideration of the issuance to the Shareholder of 4,800,000 common shares of Newlook (the "Newlook Shares") at a deemed price of $0.50 per common share for a total purchase price of $2,400,000. The Newlook Shares will be issued to the Shareholder after the consolidation referred to in Section 5.4(b) is implemented.

2.2 Newlook will execute a Finder's Fee agreement with Hammer Holdings (St. Thomas) Inc. calling for the issuance of 240,000 common shares (issued after the consolidation referred to in Section 5.4(b)) being 5% of the Newlook Shares.

2.3 The Newlook Shares shall be, when issued, fully paid and non-assessable common shares in the capital of Newlook and will be free and clear of all liens, charges and encumbrances save and except for hold periods or resale restrictions imposed by applicable securities laws, regulations and statutes in the Province of British Columbia, in the Province of Ontario and in the policies of the CDNX.

3.    RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1 Upon execution of this Agreement, Newlook shall take all reasonable steps to:

      (a) gain, prior to Closing, such approvals to this Agreement as may be required from its shareholders and from regulatory and statutory authorities having jurisdiction (including, in particular, from the CDNX);

      (b) at any time prior to Closing, not do or permit to be done any act or thing which would or might in any way adversely affect the rights of Vision and the Shareholder hereunder; and

      (c) provide to the Shareholder, any party contracted as a Sponsor on the CDNX (as that term is defined in the policies of the CDNX) and their designated representatives (including legal counsel), any and all reasonably requested agreements, documents, records, data and files (in written or electronic form) relating to Newlook which are in the care, control and possession of Newlook.

3.2 Upon execution of this Agreement, the Shareholder and Vision shall take all reasonable steps to gain, prior to Closing, such approvals to the purchase and sale of the Shares as may be required from the Shareholder, from Vision and from regulatory and statutory authorities having jurisdiction.

4.    FORMAL AGREEMENT

4.1 The parties agree that this Agreement incorporates all of the essential terms of their agreement and that it shall be binding upon them. However, the parties may negotiate, on or before Closing, a formal agreement, or agreements, (the "Formal Agreement") which may incorporate such further terms and conditions as are reasonably necessary to carry out, and give effect to, the general terms and conditions of this Agreement if they so choose.

4.2 If the parties choose to negotiate the Formal Agreement, they hereby agree that upon execution of the Formal Agreement all prior understandings and agreements, whether verbal or written, shall be superseded by the terms of the Formal Agreement and that such prior understandings and agreements, including this Agreement, shall be superseded and terminated by the terms of the Formal Agreement.

5.    CLOSING

5.1 The closing of the purchase of the Shares (the "Closing") shall occur no later than 10 business days following the occurrence of both the final acceptance for filing of this Agreement with the CDNX and approval of this Agreement by the shareholders of Newlook, unless otherwise agreed by Newlook, the Shareholder, and Vision.

5.2 Upon Closing, the Directors of Newlook shall resign and shall appoint to the Board of Directors of Newlook John Ramsbottom, Gerry Racicot and Keith Attoe should they consent to so act. These three new directors shall also become the new officers of Newlook as President, Chairman of the Board / CEO and CFO respectively.

5.3 Upon Closing, the sole shareholder of Vision (which shall then be Newlook) shall hold a shareholder's meeting for Vision and shall confirm the appointment of the present President and Directors of Vision until such time as the next annual meeting of shareholders is convened.

5.4 The following are conditions precedent to Closing and conditions precedent to the performance of any of the Shareholder's or Visions' obligations under the terms of this Agreement:

      (a) the transfer, in escrow, of 880,000 of the present 1,000,000 escrowed common shares of Newlook to the Shareholder or a party it may designate in consideration of the payment of $88,000 to the present holders (pro rata according to their holdings) of these escrowed common shares;

      (b) the granting of any required regulatory and shareholder approval necessary to implement on Closing a consolidation, on a one for two basis, of the existing 2,000,000 common shares of Newlook issued and outstanding;

      (c) the cancellation of all 200,000 outstanding share purchase options of Newlook;

      (d) the agreement of the present directors of Newlook that they shall only make application to release from escrow the 120,000 escrowed common shares (60,000 escrowed common shares after implementing the consolidation in 5.4(b) above) in accordance with the present escrow terms (that is, they will not seek to accelerate the present three year release from escrow);

      (e) the working capital of Newlook shall, upon execution of this Agreement, be not less than $35,000; and

      (f) any and all management or other contracts by which Newlook rents space, secures management or office services or is otherwise required to make payments to a third party on an ongoing or periodic basis shall be cancelled prior to execution of this Agreement.

5.5 Newlook shall, concurrently with the execution of this Agreement, enter into an agreement (the "Sponsorship Agreement") by which a broker member of the CDNX agrees to act as Sponsor (as that term is defined in the policies of the CDNX) for the transactions contemplated by this Agreement). The Sponsorship Agreement shall contain the following terms:
      (i) the Sponsor shall charge Newlook not more than $30,000 as a sponsorship fee; and (ii) the expenses which the Sponsor charges Newlook under the Sponsorship Agreement shall be capped at $7,500 (excluding legal fees).

5.6 Upon execution of both this Agreement and the Sponsorship Agreement, Eiger shall pay to Mr. Hari Varshney a deposit of $25,000 on the escrow shares to be purchased in 5.4(a) above (the "Deposit"). The Deposit shall be non-refundable in the event that Eiger does not proceed with this Agreement for any reason other than non-performance by Newlook or a material breach of the representations and warranties of Newlook herein.

5.7 As a condition precedent to Closing, Newlook shall obtain shareholder and regulatory approval to change its name to whatever corporate name the Shareholder shall reasonably request.

5.8 As a condition precedent to Closing, Newlook shall make all necessary efforts to ensure that, if it is required under the policies of the Ontario Securities Commission or the CDNX, it is deemed to be a reporting issuer in the Province of Ontario upon Closing.

6.    MISCELLANEOUS

6.1 Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

6.2 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

6.3 Each of the parties hereto agrees that it shall be responsible for its own legal expenses and disbursements relating to this Agreement and the negotiation and preparation of any further agreements.

6.4 This Agreement and the Final Agreement shall be interpreted and construed in accordance with the laws of British Columbia and the parties agree to attorn to the courts thereof.

6.5 All dollar figures in this Agreement are given in valid currency of Canada.

6.6   This Agreement may be executed by facsimile and in counterpart.

6.7 All amendments to this Agreement must be in writing and signed by all of the parties hereto.

6.8 The interests, rights and obligations of the parties herein may not be assigned, sold, transferred or otherwise conveyed without the express written consent of the parties hereto.

6.9 The performance of the covenants and obligations of the Shareholder and Newlook herein are hereby made expressly subject to the completion of due diligence investigations of Vision and the Shareholder by Newlook and the Sponsor on or before February 28, 2002 and are further subject to the receipt of any required regulatory approvals by Newlook or shareholder approvals required by Newlook.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided below turning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Yours truly,

EIGER TECHNOLOGY INC.


------------------------

The terms of the Agreement above are hereby read, understood, acknowledged, accepted and consented to (should such consent by required) by the undersigned effective the 19th day of December, 2002.

NEWLOOK CAPITAL CORP.


----------------------------
Authorized Signatory